UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2007 (June 4, 2007)

XFONE, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 333-67232

11-3618510
(I.R.S. Employer Identification Number)

2506 Lakeland Drive, Suite 100
Flowood, MS  39232
(Address of principal executive offices) (Zip Code)

601-983-3800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Compensation for Board Services and Reimbursement of Expenses

Pursuant to a resolution of the Board of Directors of Xfone, Inc. (the “Registrant”) dated June 5, 2007, the Registrant increased the compensation for its non-employed Directors for participation at meetings of the Board and Committees of the Board as follows:

•	from $200 to $250 for physical participation at each meeting of the Board or Committee of the Board; and

•	from $50 to $100 for participation via the telephone at each meeting of the Board or Committee of the Board.

In addition to the increased compensation for Board services described above, the Registrant will continue to reimburse its non-employed Directors for expenses incurred in connection with Board services.  These expenses shall be reviewed and pre-approved by the President of the Registrant.

Legal Proceeding

On June 4, 2007, the Registrant was informed that Gilad Amozeg, a former officer of the Registrant had filed a complaint with the United States Department of Labor alleging discriminatory employment practices in violation of Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, Title VIII of the Sarbanes-Oxley Act of 2002.  The complaint alleges that Mr. Amozeg was terminated from his position as Chief Financial Officer of the Registrant as a result of his engagement in “protected activity” as defined under Section 806 of the Sarbanes-Oxley Act.  The complaint seeks reinstatement of Mr. Amozeg’s position with the Registrant and damages from the Registrant.  The Registrant denies that Mr. Amozeg’s termination was the result of such “protected activities” and asserts that the termination related to poor performance of his job requirements.  The Registrant notes that Mr. Amozeg was employed by the Registrant for less than one month.  The Registrant intends to vigorously defend such action.

Letter to Shareholders

The Registrant will be releasing a letter to its shareholders to share its results for the first quarter of fiscal 2007 and certain future targets.  Pursuant to Regulation FD, the Registrant is filing a copy of this letter with this Current Report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Xfone, Inc. First Quarter Letter to Shareholders dated June 7, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xfone, Inc.

Date: June 7, 2007	By:	/s/ Guy Nissenson
Guy Nissenson President, Chief Executive Officer, Chief Financial Officer, and Director

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
99.1	Xfone, Inc. First Quarter Letter to Shareholders dated June 7, 2007.